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                          ASSUMPTION AND GUARANTEE



         AGREEMENT made as of September 1, 2000 between The Glenmede Trust Company ("Glenmede") and Glenmede Advisers, Inc. ("Glenmede Advisers"), a wholly-owned subsidiary of Glenmede.

         WHEREAS, The Glenmede Fund, Inc., a Maryland corporation ("Glenmede Fund"), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, Glenmede has been previously appointed as investment adviser to Glenmede Fund for its Institutional International Portfolio (the "Portfolio") pursuant to the Investment Advisory Agreement dated July 31, 1992 between Glenmede and Glenmede Fund, as amended (the "Investment Advisory Agreement"); and

         WHEREAS, Glenmede and Glenmede Advisers desire to have Glenmede Advisers be the named investment adviser with respect to the Portfolio pursuant to the Investment Advisory Agreement.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. Glenmede Advisers hereby assumes all rights and obligations of Glenmede under the Investment Advisory Agreement.

         2. Glenmede hereby represents that (i) the management personnel of Glenmede responsible for providing investment advisory services to the Portfolio under the Investment Advisory Agreement, including the portfolio managers and the supervisory personnel, are employees of Glenmede Advisers where they continue to provide such services for the Portfolio, and (ii) Glenmede Advisers is a wholly-owned subsidiary of Glenmede. Consequently, Glenmede believes that the proposed assumption does not involve a change in actual control or actual management with respect to the investment adviser or the Portfolio.

         3. Glenmede hereby unconditionally guarantees the due performance of its obligations by Glenmede Advisers in connection with the Investment Advisory Agreement.

         4. Both parties hereby agree that this Assumption and Guarantee shall be attached to and made a part of the Investment Advisory Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their office designated below as of the day and year first above written.



Attest:                                      THE GLENMEDE TRUST COMPANY



/s/ James R. Belanger                        By:  /s/ Stephen R. Starr
---------------------                             -----------------------------
[Seal]                                                (Authorized Officer)

                                             Title:  Vice President
                                                     --------------------------



Attest:                                      GLENMEDE ADVISERS, INC.




/s/ Loretta A. Wise                          By:  /s/ James R. Belanger
-------------------                               -----------------------------
[Seal]                                                (Authorized Officer)

                                             Title:  Vice President
                                                     --------------------------